                      SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the
                    Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule
    14A-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                    	Trans Global Services, Inc.
      	(Name of Registrant as Specified In Its Charter)

                              	N.A.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)
        (2) or Item 22(a)(2) of Schedule 14A.
[ ]	$500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.
1)  Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)  Proposed maximum aggregate value of transaction:

5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

2)  Form, Schedule or Registration Statement No.:

3)  Filing Party:

4)  Date Filed:

                         Trans Global Services, Inc.
                            1770 Motor Parkway
                         Hauppauge, New York 11788

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               	June 16, 1997

NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Trans Global Services, Inc., a Delaware corporation (the "Company"), will be held at Gramercy Park Hotel, 21st Street at Lexington Avenue, New York, New York 10010, on June 16, 1997, at 8:45 A.M. local time, for the purpose of considering and acting upon the following matters:

(1) The election of four (4) directors to serve until the 1998 Annual Meeting of Stockholders and until their successors shall be elected and qualified;

(2) The approval of a one-for-six reverse split of the Company's common stock;

(3) The approval of Moore Stephens, P.C. as the Company's independent certified public accountants for the year ending December 31, 1997; and .

(5) The transaction of such other and further business as may properly come before the meeting.

The Board of Directors of the Company has fixed the close of business on May 16, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the 1997 Annual Meeting.
A list of stockholders eligible to vote at the 1997 Annual Meeting will be available for inspection during normal business hours for purposes germane to the meeting during the ten days prior to the meeting at the offices of Esanu Katsky Korins & Siger, 605 Third Avenue, New York, New York 10158

The enclosed Proxy Statement contains information pertaining to the matters to be voted on at the Annual Meeting. A copy of the Company's Annual Report to Stockholders for 1996 is being mailed with this Proxy Statement.

                                     By order of the Board of Directors

                                     Grazyna B. Wnuk, Secretary


Hauppauge, New York
May 30, 1997

THE MATTERS BEING VOTED ON AT THE ANNUAL MEETING ARE IMPORTANT TO THE COMPANY, AND CERTAIN OF THE MATTERS REQUIRE THE APPROVAL OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK. IN ORDER THAT YOUR VOTE IS COUNTED AT THE ANNUAL MEETING, PLEASE EXECUTE, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING IF THE PROXY IS REVOKED IN THE
MANNER SET FORTH IN THE	PROXY STATEMENT

                                    PROXY STATEMENT
                        1997 Annual Meeting of Stockholders

                                 GENERAL INFORMATION

The accompanying proxy and this Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Trans Global Services, Inc., a Delaware corporation (the "Company"), of proxies for use at the Company's 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Gramercy Park Hotel, 21st Street at Lexington Avenue, New York, New York 10010, on June 16, 1997 at 8:45 A.M. or at any adjournment thereof. This Proxy Statement and the related proxy and the 1996 Annual Report to Stockholders (the "Annual Report") are being mailed to stockholders of the Company on or about May 30, 1997.

At the Annual Meeting, stockholders will vote on (a) the election of four
(4) directors to serve until the 1998 Annual Meeting of Stockholders and until their successors shall be elected and qualified, (b) the approval of a one-for-six reverse split, (c) the approval of Moore Stephens, P.C. as the Company's independent certified public accountants for the year ending December 31, 1997, and (d) the transaction of such other and further business as may properly come before the meeting. The Board of Directors does not know of any other matters which will be voted upon at the Annual Meeting.

Stockholders are encouraged to review the detailed discussion presented in this Proxy Statement and either return the completed and executed proxy or attend the Annual Meeting.

Record Date; Outstanding Shares; Voting Rights and Proxies

Stockholders of record at the close of business on May 16, 1997 (the "Record Date"), are entitled to notice and to vote at the Annual Meeting. As of the close of business on the Record Date there were outstanding 22,918,331 shares of common stock of the Company ("Common Stock"). The holders of the Common Stock are entitled to one vote for each share owned of record on the Record Date.

The presence in person or by proxy of holders of a majority of the shares of voting stock of the Company entitled to be voted will constitute a quorum for the transaction of business at the Annual Meeting. If a stockholder files a proxy or attends the Annual Meeting, his or her shares are counted as being present at the Annual Meeting for purposes of determining whether there is a quorum, even if the stockholder abstains from voting on all matters. The vote required for the election of directors and approval of other proposals is set forth in the discussion of each proposal.

Each stockholder of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that his or her shares are voted at the Annual Meeting. The return of a signed proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by executing and returning a proxy bearing a later date, by giving a written notice of revocation to the Secretary of the Company, or by attending the Annual Meeting and voting in person. There is no required form for a proxy revocation. All properly executed proxies not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein.

If a proxy is signed and returned, but no specification is made with respect to any or all of the proposals listed therein, the shares represented by such proxy will be voted for all the proposals, including the Election of Directors. Abstentions and broker non-votes are not counted as votes "for" or "against" a proposal, but where the affirmative vote on the subject matter is required for approval, abstentions and broker non-votes are counted in determining the number of shares present or represented.

Anticipated Votes of Majority Holders of Common Stock

As of the record date, Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company and SIS Capital Corp. ("SISC") owned an aggregate of 12,340,000 shares of Common Stock, representing more than 53% of the outstanding Common Stock on the Record Date. Mr. Schiller is also the chairman of the board and chief executive officer of SISC. Mr. Schiller and SISC have advised the Company of their intention of voting for the reelection of the four present directors, for the one-for-six reverse split and for the appointment of Moore Stephens, P.C. as the independent accountants for the year ending December 31, 1997.

Cost of Solicitation

The Company will bear the costs of soliciting proxies. The Company will request that brokers and other custodians, nominees and fiduciaries forward proxy material to the beneficial holders of the Common Stock held of record by such persons, where appropriate, and will, upon request, reimburse such persons for their reasonable out-of-pocket expenses incurred in connection therewith. However, the Company will not actively solicit proxies.


    BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY HOLDINGS OF MANAGEMENT

Set forth below is information as of April 30, 1997, as to each person owning of record or known by the Company, based on information provided to the Company by the persons named below, to own beneficially at least 5% of the Company's Common Stock. In addition, the table sets forth, as of April 30, 1997, the number of outstanding shares of Common Stock of the Company beneficially owned by each current officer whose compensation exceeded $100,000 for 1996 and all officers and directors as a group.

Beneficial Ownership of Securities and Security Holdings of Management
   [Continued]
Name and Address-1                 Shares               Percent of Outstanding
                                                        Common Stock

Lewis S. Schiller-2
160 Broadway
New York, NY 10038                15,610,000-3           59.6%

SIS Capital Corp.
Consolidated Technology Group Ltd.
160 Broadway
New York, NY 10038                14,004,500-4           54.4%

Joseph G. Sicinski
1770 Motor Parkway
Hauppauge, NY 11788                1,476,000-5            6.3%

E. Gerald Kay
225 Long Avenue
Hillside, NJ 07205                   305,000-6            1.3%

Norman J. Hoskin
2200 Corporate Blvd.
Boca Raton, FL 33431                 300,000-7            1.3%

All directors and officers as
a group (six individuals owning
stock or warrants)                17,241,000-3,5,6,7,8   62.2%

1 Unless otherwise indicated, each person has the sole voting and sole investment power and direct beneficial ownership of the shares.

2 Mr. Schiller is the chairman of the board and chief executive officer of Consolidated Technology Group Ltd. ("Consolidated") and chief executive officer of SISC. Accordingly, he has the right to vote the shares owned by SISC. SISC is a wholly-owned subsidiary of Consolidated.

3 Includes (a) 297,500 shares of Common Stock issuable upon the exercise of warrants held by Mr. Schiller, (b) 5,000 shares of Common Stock issuable upon exercise of an option held by Mr. Schiller, (c) 150,000 shares of Common Stock pursuant to an incentive stock option held by Mr. Schiller;
  (d) 11,187,000 shares of Common Stock owned by SISC and (e) 2,817,500 shares of Common Stock issuable upon exercise of warrants held by SISC, and does not include any securities owned by DLB, Inc. ("DLB"), which is owned by DLB, Inc. ("DLB"), which is owned by Mr. Schiller's wife. Mr. Schiller does not have a beneficial interest in DLB or any securities owned by DLB.

4 Includes 2,817,500 shares of Common Stock issuable upon exercise of warrants held by SISC. SISC has granted Mr. Joseph G. Sicinski an option to purchase 800,000 of its shares of Common Stock which may be shares owned by SISC or issuable upon exercise of warrants owned by SISC.

Beneficial Ownership of Securities and Security Holdings and Management
  [Continued]

5 Includes (a) 176,000 shares of Common Stock issuable pursuant to an incentive stock option, (b) 400,000 shares issuable upon exercise of a warrant held by Mr. Sicinski and (c) 800,000 shares of Common Stock issuable pursuant to an option granted by SISC to Mr. Sicinski.

6 Represents 300,000 shares of Common Stock issuable upon exercise of a warrant and 5,000 shares issuable upon exercise of an option held by Mr. Kay.

7 Represents 300,000 shares of Common Stock issuable upon exercise of a warrant held by Mr. Hoskin.

8 Includes 100,000 shares of Common Stock issuable upon exercise of an incentive stock option held by one other officer and 250,000 shares of Common Stock issuable upon exercise of a warrant held by another officer.

                           ELECTION OF DIRECTORS

Directors of the Company are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. The bylaws of the Company provide that the number of directors comprising the whole board shall be determined from time to time by the Board of Directors. The Board of Directors has established the size of the board for the ensuing year at four directors and is recommending that the four incumbent directors of the Company be re-elected. If any nominee becomes unavailable for any reason, a situation which is not anticipated, a substitute nominee may be proposed by the Board of Directors, and any share represented by proxy will be voted for any substitute nominee, unless the Board reduces the number of director.

The Board of Directors is presently comprised of four individuals, Messrs. Lewis S. Schiller, Joseph G. Sicinski, E. Gerald Kay and Norman Hoskin, all of whom were elected at the 1996 Annual Meeting of Stockholders, for which proxies were solicited.


The following table sets forth certain information concerning the nominees for director:
Name                       Age             Position with the Company

Lewis S. Schiller          66              Chairman of the board, chief
                                           executive officer and director

Joseph G. Sicinski         65              President and director

E. Gerald Kay-1            57              Director

Norman J. Hoskin-1         63              Director

1 Member of the stock option committee.

Mr. Lewis S. Schiller has been chairman of the board, chief executive officer
and a director of the Company and its predecessor since January 1995.   Mr.
Schiller is chairman of the board and chief executive officer of
Consolidated, a public corporation which, through subsidiaries, is engaged in various businesses.  Mr. Schiller is also chairman of the board, chief executive officer and a director of Netsmart Technologies, Inc. ("Netsmart"), a publicly-traded subsidiary of Consolidated that markets health information systems and other network based software systems.  From January to April 1997,
Mr.Schiller was chief executive officer of Lafayette Industries, Inc., which was formerly controlled by Consolidated and was engaged in various manufacturing businesses. Consolidated's businesses include the management and operation of magnetic resonance imaging centers, the manufacture and sale of electro-mechanical and electro-optical products, a range of telecommunications services, computerized health information systems and related services which are offered to health care providers, and the marketing and selling of three dimensional imaging products. Mr. Schiller has held his positions with
Consolidated for more than the past five years. Mr. Schiller devotes a significant portion of his time to the business of Consolidated and its other subsidiaries, and he devotes only a portion of his time to the business of the Company.

Mr. Joseph G. Sicinski has been president and a director of the Company and its predecessor since September 1992. For more than eight years prior thereto, he was executive vice president of corporate marketing for Interglobal Technical Services, Inc., which was engaged in providing technical temporary staffing services.

Mr. E. Gerald Kay has been a director of the Company since May 1995. He has been chairman of the board and chief executive officer of Chem
International, Inc., a pharmaceutical manufacturer, Manhattan Drug Co.,Inc., a wholesaler of pharmaceutical products, The Vitamin Factory, Inc., a chain of retail vitamin stores, and Connaught Press, Inc., a publisher for more than the past five years. From 1988 to 1990, he was also president and a director of The Rexall Group, Inc., a distributor of Rexall brand products.


Nominees for Director [Continued]

Mr. Norman J. Hoskin has been a director of the Company since 1995. He is chairman of Atlantic Capital Group, a financial advisory services company, a position he has held for more than the past five years. He is also chairman of the board and a director of Tapistron International, Inc., a high tech manufacturer of carpeting, and is a director of Consolidated, Netsmart, Aqua Care Systems, Inc., a water media filtration and remediation company, and Spintek Gaming, Inc., a manufacturer of gaming equipment.

During 1996, Mr. Lewis Schiller, Consolidated and SISC did not file Form 4 or Form 5 pursuant to Section 16(a) of the Securities Exchange Act of 1934 with respect to their acquisition of certain securities.

   The Board of Directors recommends a vote FOR the nominees listed above.

Approval Required

Provided that a quorum is present at the Annual Meeting, the four directors receiving the most votes are elected as directors for a term of one year and until their successors are elected and qualified.

Meetings, Committees of the Board of Directors and Directors Compensation

The Board of Directors presently has one committee, the stock option committee, which was formed in 1995 and which administers the Company's option plans. This committee has two members: Mr. Norman J. Hoskin and Mr.
E. Gerald Kay.

During 1995 and 1996, the Board of Directors held two and five meetings, respectively, which were attended by all of the directors. All other action by the Board of Directors was taken by unanimous written consents in lieu of a meeting, which were signed by all directors. The stock option committee had two meetings in 1995 and one meeting in 1996, which were attended by both committee members. See "Stock Option Plans" below.

The Company pays its non-management directors a fee of $500 per month.


                          EXECUTIVE OFFICERS

Set forth below are the executive officers of the Company and information concerning those officers who are not also directors of the Company.


Name                            Position
----                            --------
Lewis S. Schiller           Chairman of the board and chief executive officer

Joseph G. Sicinski          President

Glen R. Charles             Chief financial officer and treasurer

Grazyna B. Wnuk             Secretary

Executive Officers [Continued]

Mr. Glen R. Charles, 43, has been chief financial officer and treasurer of the Company and its predecessor since November 1994. From 1992 to November 1994, he was engaged in the private practice of accounting. For more than five years prior thereto, he was chief financial officer of Telephone Support Systems, Inc., a manufacturer of telecommunications peripheral equipment.

Ms. Grazyna B. Wnuk, 34, has been the secretary of the Company since May 1995. She is also secretary of Consolidated, a position she has held since 1991. She is also a director of Consolidated. Ms. Wnuk is not an executive officer, as defined in Rule 16a-1(f) of the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                             EXECUTIVE COMPENSATION

Set forth below is information with respect to compensation paid or accrued by the Company for 1996, 1995 and 1994 to its chief executive officer and to each other officer whose compensation exceeded $100,000 for 1996.

                         Annual Compensation   Long-Term
                                               Compensation        (Awards)
Name and Principal                             Restricted Stock  Options,SARS
  Position           Year   Salary    Bonus    Awards (Dollars)    (Number)

Lewis S. Schiller,
  CEO-1             1996    --        --       --                 555,000-2
                    1995    --        --       --                 --
                    1994    --        --       --                 --

Joseph G. Sicinski,
  President         1996  195,500     --       --                1,200,000-3
                    1995  178,000     --       --                  250,000-3
                    1994  110,000    15,000    --                  --

1 Mr. Schiller received no compensation from the Company.  Effective December
  31, 1994, Consolidated changed its fiscal year to a calendar year from the twelve months ended July 31. During the years ended December 31, 1996 and 1995, the period from August 1, 1994 to December 31, 1994 and the fiscal year ended July 31, 1994, the total compensation paid or accrued by Consolidated to Mr. Schiller was $340,000, $250,000, $94,000 and $181,451,
  respectively.

2 Represents warrants to purchase 400,000 shares of Common Stock at $1.25 per share, an incentive stock option to purchase 150,000 shares of Common Stock at $1.125 per share and a nonqualified stock option to purchase 5,000 shares at $1.03 per share. Such options and warrants were granted at the fair market value on the date of grant. Mr. Schiller transferred warrants to purchase 150,000 shares to members of his family.

3 Represents warrants to purchase 400,000 shares of Common Stock at $1.25 per share and an incentive stock option to purchase 800,000 shares of Common Stock at $1.125 per share. Such options and warrants were granted at the fair market value on the date of grant. In connection with the grant of the incentive stock option to purchase 800,000 shares of Common Stock, Mr. Sicinski agreed to the cancellation of an incentive stock option to purchase 250,000 shares of Common Stock at $2.125, which was granted in 1995.

In August 1995, SISC granted Mr. Sicinski a five-year option to purchase 200,000 shares of Common Stock owned by SISC at $1.625 per share. In April 1996, SISC granted Mr. Sicinski a five-year option to purchase 800,000 shares of Common Stock owned by SISC at $.25 per share, and the prior option was canceled. The Company granted Mr. Sicinski certain demand and piggy-back registration rights with respect to the shares of Common Stock issuable upon exercise of such option.

Employment Contracts, Compensation Agreements and Termination of Employment and Change in Control Arrangements

In January 1995, Mr. Joseph G. Sicinski entered into a five-year employment agreement with the Company pursuant to which he received annual compensation of $180,000, subject to an annual cost of living increase. Effective September 1, 1996, Mr. Sicinski entered into a new employment agreement for a five-year term commencing September 1, 1996 pursuant to which he receives annual compensation of $234,000, subject to an annual cost of living increase. In addition, Mr. Sicinski is entitled to a bonus equal to 5% of the Company's income before income taxes, but not more than 200% of his salary. The Company also provides Mr. Sicinski with an automobile which he may use for personal use.

The annual salary payable by Consolidated to Mr. Schiller pursuant to his employment agreement with Consolidated was $250,000, subject to a cost of living increase, prior to September 1, 1996. Effective September 1, 1996, Mr. Schiller's annual salary from Consolidated was increased to $500,000.
In addition, Mr. Schiller receives incentive compensation from Consolidated based on the results of Consolidated's operations and owns 10% of Consolidated's or SISC's equity interest in each of their operating subsidiaries and investments. Mr. Schiller has received 10% fo SISC's equity interest in the Company and other securities owned by SISC, including securities of other subsidiaries of SISC.

Stock Option Plans

The Company has three stock option plans. In 1993, the Company adopted the 1993 Stock Incentive Plan (the "1993 Plan"), covering an aggregate of 150,000 shares of Common Stock. Options to purchase 124,100 shares of Common Stock were granted at exercise prices of $3.00 as to 54,500 shares, $5.00 as to 14,600 shares and $5.00 as to 55,000 shares. The exercise price of all of such options was reduced to $2.25 per share in February 1995. As of August 31, 1996, options to purchase 10,150 shares had expired unexercised. No options under the 1993 Plan had been exercised. In January 1995, the board of directors adopted the 1995 Stock Incentive Plan (the "1995 Plan"), pursuant to which stock options and stock appreciation rights can be granted with respect to 305,000 shares of Common Stock. At December 31, 1996, options to purchase 290,000 shares of Common Stock were granted pursuant to the 1995 Plan, of which options to purchase 255,000 shares had been exercised and options to purchase 35,000 shres at an exercise price of $.50 per share were outstanding.

In May 1995, the Board of Directors adopted, and in March 1996, the stockholders approved the 1995 Long Term Incentive Plan (the "1995 Incentive Plan") initially covering 500,000 shares of Common Stock. In April 1996, the Board of Directors approved, and in November 1996, the stockholders approved, an amendment to the 1995 Incentive Plan which increased the number of shares of Common Stock currently subject to the 1995 Incentive Plan to 2,492,332 shares. The number of shares of Common Stock currently subject to the 1995 Incentive Plan automatically increases by 5% of any shares of Common Stock issued by the Company other than shares pursuant to the 1995 Incentive Plan.

Stock Option Plans [Continued]

The Company's stock option plans are administered by a committee of at least two disinterested directors appointed by the board (the "Committee"). Any member or alternate member of the Committee shall not be eligible to receive options or stock under the 1995 Incentive Plan (except as to the automatic grant of options to directors) or under any plan of the Company or any of its affiliates. The Committee has broad discretion in determining the persons to whom stock options or other awards are to be granted and the terms and conditions of the award, including the type of award, the exercise price and term and restrictions and forfeiture conditions. If no committee is appointed, the functions of the committee shall be performed by the board of directors. The Committee is presently comprised of Messrs. Norman J. Hoskin and E. Gerald Kay.

The following table sets forth information concerning options granted during the year ended December 31, 1996 pursuant to the Company's 1995 Incentive
Plan.  No stock appreciation rights ("SARs") were granted.

         	Option Grants in Year Ended December 31, 1996
                                    Percent of
                   Number of        Total Options
                   Shares           Granted to
Name               Underlying       Employees in    Exercise Price Expiration
                   Options Granted  Fiscal Year     Per Share      Date
----               ---------------  ------------    -------------- ----------
Lewis S.Schiller      150,000           11.3%        $1.125         3/17/06
                        5,000-1           .03%         1.031         1/31/06
Joseph G. Sicinski-2  800,000           60.4%         1.125         3/17/06
All current executive
  officers-3          950,000           71.7%         1.125         3/17/06
                      100,000            7.5%         1.125         3/17/01
                        5,000-1          .03%         1.031         1/31/06
All non-officer
  directors            10,000-1          .08%         1.031         1/31/06
All other employees   260,000           19.6%         1.125         3/17/01

1 These options are automatically granted pursuant to the 1995 Incentive Plan.

2 In addition, in April 1996, SISC granted Mr. Sicinski an option to purchase
  800,000 shares of Common Stock at $.25 per share. In August 1995, SISC had granted Mr. Sicinski an option to purchase 200,000 shares of Common Stock at $1.625 per share. This option was canceled in connection with the April
  1996 grant.

3 Including Messrs. Schiller and Sicinski.

The following table sets forth information concerning the exercise of options and warrants during the year ended December 31, 1996 and the year-end value of options held by the Company's officers named in the remuneration table.
No SARs have been granted.


	Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End
   Option Value
                                           Number of
                                           Securities        Value of
                                           Underlying        Unexercised In-
                                           Unexercised       the- Money
                                           Options at Fiscal Options at Fiscal
                                           Year End -1       Year End-2

                 Shares Acquired  Value    Exercisable/      Exercisable/
Name             Upon Exercise   Realized  Unexercisable     Unexercisable
----              -------------  --------  -------------     -------------
Lewis S. Schiller       --           --     452,500-3         $272,970/
                                             --                 --
Joseph G. Sicinski      --           --     576,000-4/         382,000/
                                            624,000            468,000

1 Includes options which became exercisable on January 1, 1997.

2 Based on the closing price per share of Common Stock on December 31, 1996, which was $1.875.

3 Represents warrants to purchase 297,500 shares of Common Stock at $1.25 per share (250,000 shares) and $3.50 (47,500 shares), incentive stock options to purchase 150,000 shares of Common Stock at $1.125 per share, and nonqualified stock options to purchase 5,000 shares of Common Stock at $1.031 per share.

4 Represents warrants to purchase 400,000 shares of Common Stock at $1.25 per share and incentive stock options to purchase 176,000 shares of Common
  Stock at $1.125 per share. Options to purchase stock from SISC are not included in the table.


During 1996, the Board of Directors approved the repricing of incentive stock options granted to Mr. Joseph Sicinski in 1995, by the cancellation of incentive stock options to purchase 250,000 shares at $2.125 per share and the grant of an incentive stock option to purchase 800,000 shares of Common
Stock at $1.125 per share. The grant of the new option and cancellation of the old option were based on the Company's improving results notwithstanding the decline in the stock price. Set forth below is information concerning the repricing of such options. Information is not included with respect to repricing of options granted to Mr. Milton E. McNally, who was chief executive officer of the Company May 1995. In February 1995, the Company reduced to $2.25 per share the exercise price of outstanding options to purchase an aggregate of 92,500 shares of Common Stock from $3.00, as to 50,000 shares, $5.00 as to 30,000 shares and $6.40 as to 12,500 shares.



                       Option Repricings Table
               Number of     Market Price
               Securities    of Stock at    Exercise Price
               Underlying    Time of        at Time of     New      Length of
               Options       Repricing or   Repricing or  Exercise  Original
               Repriced or   Amendement     Amendment     Price     Term
               Amended                                            Remaining at
                                                                  Date of Re-
                                                                  pricing of
Name / Date                                                       Amendment

Joseph B. Sicinski
  /3/18/96   250,000 shares-1  $1.125       $2.125        $1.125  five years/
                                                                  five months

1 In addition, in April 1996, SISC granted Mr. Sicinski an option to purchase
  800,000 shares of Common Stock at $.25 per share. In August 1995, SISC had granted Mr. Sicinski an option to purchase 200,000 shares of Common Stock at $1.625 per share. This option was canceled in connection with the April
  1996 grant.

Performance Graph

The following graph, based on data provided by the Center for Research in Security Prices, shows changes in the value of $100 invested in February
1994, when the Compnay completed its initial public offering, of: (a) shares of Company Common Stock; (b) the Nasdaq Stock index (US companies); and
(c) an SIC peer groug consisting of companies in the personnel supply services industry. The year-end values of each investment are based on the share price appreciation plus the monthly reinvestment of dividends. Total stockholder returns from each investment can be calculated from the year-end investment values shown beneath the graph provided below.


COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURNS

                                1991    1992    1993    1994    1995    1996
Trans Global Services, Inc.                             57.69   32.05   32.05
Nasdaq Market Index             73.65   85.72   98.40   96.19  136.02  167.30
Peer Group Index                76.38  101.87   92.91  101.70  156.09  202.55

NOTE:  The index level for all series was set to $100.00 on 02/15/94.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Guarantee of Certain Guarantee Obligations

Prior to May 1995, the Company's primary business was operated through WWR Technology, Inc. ("WWR") to operate the Klipsch, Inc. ("Klipsch") professional loudspeaker business. As of September 30 1995, the Company transferred the stock of WWR to an affiliate of SISC . At December 31, 1996, WWR owed $325,000 to a nonaffiliated lender. The note matures in June 1997 and is guaranteed by two affiliates of Joel S. Kanter, who was a director of the Company until February 1997. The Company, SISC and Consolidated have guaranteed such guarantee obligations. In addition, the Company is required to issue to the lender 520 shares per month of Common Stock as long as the note is outstanding.

Loan and Equity Transactions With SISC and its Subsidiary

Trinity Group Inc. ("Trinity"), a wholly-owned subsidiary of Consolidated, is a party to a management services agreement dated as of January 1, 1995, pursuant to which Trinity will receive a monthly fee of $10,000 through March 2000, which monthly fee will increase to $25,000 commencing with the month in which a certain proposed financing is completed.

During the year ended December 31, 1996, the largest amount due to SISC was $1.1 million. This advance was incurred for working capital and in connection with the acquisition of assets from Job Shop Technical Services, Inc. in November 1994. The Company's advance from SISC bore interest at 10% per annum. During 1996, the Company issued to SISC 9,900 shares of Series F Preferred Stock and warrants to purchase 3,200,000 shares of Common Stock at $1.25 per share in exchange for the cancellation of $750,000 principal amount of the Company's debt to SISC and of the shares of the three series of Preferred Stock that were owned by SISC, including accrued dividends. Such exchange is referred to as the "SISC Recapitalization." The 9,900 shares of Series F Preferred Stock were convertible into 9,900,000 shares of Common Stock. As a result of this SISC Recapitalization, the Company's obligations to SISC were reduced to $300,000, which was paid during 1996.

Pursuant to Mr. Schiller's employment agreement with Consolidated, Mr. Schiller owns 10% of SISC's interest in its subsidiaries and investments, including the Company's Common Stock, Preferred Stock and warrants held by SISC, at 110% of SISC's cost. Mr. Schiller received 393,000 shares of Common Stock, warrants to purchase 47,500 shares of Common Stock and shares of two other series of Preferred Stock pursuant to such employment agreement. In connection with the SISC Recapitalization, Mr. Schiller received 1,000 shares of Series F Preferred Stock, and Mr. Schiller's shares of the two other series of Preferred Stock were canceled. Also in connection with the SISC Recapitalization, DLB exchanged its shares of two series of Preferred Stock for 100 shares of Series F Preferred Stock.

In October 1996, SISC converted 5,000 shares of Series F Preferred Stock into 5,000,000 shares of Common Stock, and in December 1996, SISC converted the remaining 3,900 shares of Series F Preferred Stock into 3,900,000 shares of Common Stock, and Mr. Schiller and DLB converted their 1,000 and 100 shares of Series F Preferred Stock into 1,000,000 and 100,000 shares of Common Stock, respectively.

Loan and Equity Transactions With SISC and its Subsidiary [Continued]

The Company has from time to time made advances to three SISC subsidiaries which are not owned or controlled by the Company. At December 31, 1996, such advance was approximately $1.5 million. The Company cannot estimate whether or when the SISC subsidiaries will pay the amounts due the Company because of their lack of available working capital, and, accordingly, all amounts due are treated as long term receivables at December 31, 1996. Advances to the SISC subsidiaries may continue. Of the advances to the SISC subsidiaries, advances to one SISC subsidiary, Arc Networks, Inc. ("Arc"), were $973,000 at December 31, 1996 and $1,031,000 at March 31, 1997. In addition, the Company pays the compensation and benefits of certain non-executive employees who perform services for both the Company and Arc and shares common space and other office expenses with Arc. The amount allocated to Arc, which is approximately $150,000 per annum, is added to the obligations of Arc to the Company.

In March 1996, the Company amended its certificate of incorporation to increase its authorized common stock. As a result, the shares of two series of Preferred Stock were automatically converted into 2,120,000 shares of Common Stock pursuant to the terms of such series of Preferred Stock.

Other Related Party Transactions

In October 1995, the Company authorized the issuance to each of Messrs. E. Gerald Kay and Joel S. Kanter a warrant to purchase 75,000 shares of Common Stock at $3.50 per share. Mr. Kanter was a director of the Company until February 1997. In April 1996, the Company issued to each of Messrs. Lewis S. Schiller and Joseph G. Sicinski a warrant to purchase 400,000 shares of Common Stock at $1.25 per share and to each of Messrs. E. Gerald Kay, Joel S. Kanter and Norman J. Hoskin, a warrant to purchase 300,000 shares of Common Stock at $1.25 per share. In connection with such grants, Messrs. Kay and Kanter agreed to waive the right to receive the previously authorized warrants, which had not been issued.

                   	APPROVAL OF ONE-FOR-SIX REVERSE SPLIT

The Board of Directors has approved, subject to stockholder approval, a proposal for a one-for-six reverse split (the "Reverse Split") of the Company's Common Stock. As a result of the Reverse Split, each share of Common Stock outstanding at the effective time of the Reverse Split, will, without any action on the part of the holder thereof, become one-sixth share of Common Stock. The par value of the Common Stock will not be affected by the Reverse Split. For purposes of this proposal, the Common Stock, as presently constituted, is referred to as the Common Stock or the "Old Common Stock" and the Common Stock resulting from the Reverse Split is referred to as the "New Common Stock".

The Reverse Split will become effective upon the filing with the Secretary of State of an amendment to the Company's certificate of incorporation which states that, upon the filing of the Certificate of Amendment, each share of Common Stock then issued and outstanding would automatically become and be converted into one-sixth share of Common Stock.

Principal Effects of the Reverse Split

The principal effects of the Reverse Split will be as follows:

1. Based upon the 22,918,331 shares of Common Stock outstanding on the Record Date, the Reverse Split would decrease the outstanding shares of Old Common Stock by 83 1/3% percent, and, upon the effectiveness of the Reverse Split, approximately 3,819,721 shares of New Common Stock would be outstanding.

2. As of the Record Date, there were outstanding 6,257,352 warrants with the following exercise prices: (i) 1,061,640 warrants with an exercise price of $3.50 per share, (ii) 4,900,000 warrants with an exercise price of $1.25 per share and (iii) 295,712 warrants with exercise prices between $2.00 and $8.45 per share.

3. As of the Record Date, there were outstanding options to purchase 1,466,950 shares of Old Common Stock at exercise prices ranging from $.50 per share to $2.25 per share.

4. As a result of the Reverse Split, each outstanding option or warrant will automatically become an option or warrant, as the case may be, to purchase one-sixth of the number of shares of Old Common Stock subject to the option or warrant immediately prior to the Reverse Split at an exercise price which is six times the exercise price of the option or warrant immediately prior to the Reverse Split. For example, a warrant to purchase 90,000 shares of Old Common Stock at $3.50 per share, will automatically become a warrant to purchase 15,000 shares of New Common Stock at $21.00 per share. As a result of the Reverse Split, there would be outstanding warrants to purchase 1,042,892 shares of New Common Stock at exercise prices ranging from $12.00 to $50,70 per share and options to purchase 244,491 shares of New Common Stock at exercise prices ranging from $3.00 to $13.50 per share.

The Company will obtain new CUSIP numbers for the New Common Stock and publicly traded warrants effective at the time of the Reverse Split. Following the effectiveness of the Reverse Split, the Company will provide each record holder of Old Common Stock and publicly traded warrants with information to enable such holder to obtain new stock and warrant certificates.

The Company is authorized to issue up to 70,000,000 shares of capital stock, of which 50,000,000 shares are Common Stock, par value $.01 per share, and 20,000,000 shares are Preferred Stock, par value $.01 per share. The Reverse Split will not affect the number of authorized shares of Preferred Stock or Old Common Stock or the par value of the Common Stock.

Subject to the provisions for elimination of fractional shares, as described below, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Old Common Stock.

Assuming the Reverse Split is approved and implemented, the Certificate of Amendment amending the Certificate of Incorporation will be filed with the Secretary of State of Delaware as promptly as practicable thereafter. The Reverse Split would become effective as of the date of such filing (the "Effective Date").

Purposes of the Reverse Stock Split

The Reverse Split would decrease the number of shares of Old Common Stock outstanding and presumably increase the per share market price for the New Common Stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon a stock trading in the range of $1.00 per share as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks.

The Common Stock is currently listed on The Nasdaq SmallCap Market. One of the requirements for continued listing is the maintenance of stock price level of at least $1.00 per share. As a result, in the event that the Reverse Split is not approved, the Common Stock may cease to be listed on The Nasdaq SmallCap Market, in which event the Common Stock would be traded on the NASD Electronic Bulletin Board. Even if the Reverse Split is approved, there is no assurance that the Common Stock will continue to be listed on the Nasdaq Small Cap Market.

Moreover, regardless of whether a stock is listed on The Nasdaq Stock Market, many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time consuming procedures that make the handling of lower priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stocks because the brokerage commission on a sale of a lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue.

The Board of Directors believes that the Reverse Split is in the best interest of the Company and its stockholders. The price of the Old Common Stock during the period from January 1, 1997 through May 6, 1997 ranged from a low closing price of $.53 to a high closing price of $2.06. On May 6, 1997, the closing price of the Old Common Stock was $.72 per share. The Company requires additional capital for its operations and does not believe that it will be able to raise the necessary capital unless the price of the Common Stock is higher than the current Common Stock price levels. However, no assurance can be given that the Reverse Split will result in any increase in the Common Stock price or that the Company will be able to complete any financing following the Reverse Split.

Exchange of Certificate and Elimination of Fractional Share Interests

On the Effective Date, each six shares of Old Common Stock will automatically be combined and changed into one share of New Common Stock. No additional action on the part of the Company or any stockholder will be required in order to effect the Reverse Split. Stockholders will be requested to exchange their certificates representing shares of Common Stock held prior to the Reverse Split for new certificates representing shares of Old Common Stock. Stockholders will be furnished the necessary materials and instuctions to effect such exchange promptly following the Effective Date. Certificates representing shares of Old Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Stockholders should not submit any certificates until requested to do so. In the event any certificate representing shares of Old Common Stock is not presented for exchange upon request by the Company, and dividends that may be declared after the Effective Date of the Reverse Split with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

No fractional shares of New Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of New Common Stock, will, upon surrender of their certificates representing shares of Old Common Stock, receive a cash payment in lieu thereof equal to the fair value of such fractional share. Holders of less than six shares of Old Common Stock as a result of the reverse stock split will on the Effective Date no longer be stockholders of the Company. The Board of Directors had determined that the fair value of the Common Stock will be based on the closing price of the Common Stock on The Nasdaq Small Cap Market on the Effective Date or, if there are no reported sales on such date, the average of the last reported high bid and low asked price on such day shall be used.

Federal Income Tax Consequences of the Reverse Split

The combination of each six shares of the Old Common Stock into one share of New Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the Old Common Stock will be transferred to the New Common Stock received in exchange therefor.

Generally, cash received in lieu of fractional shares will be treated as a sale of the fractional shares (although in unusual circumstances such cash might possibly be deemed a dividend), and stockholders will recognize gain or loss based upon the difference between the amount of cash received and the basis in the surrendered fractional share.

Federal Income Tax Consequences of the Reverse Split [Continued]

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

Financial Statements

The Company's audited consolidated financial statements, "Management's Discussion and Analysis of Financial Condition," which are included in the Annual Report, are incorporated by reference in this Proxy Statement. See "Incorporation by Reference."

Vote Required

The amendment to the certificate of incorporation requires the approval of the holders of a majority of the outstanding shares of Common Stock. SISC and Mr. Lewis S. Schiller own, in the aggregate, more than a majority such outstanding shares and have advised the Company that they will vote in favor of the proposal.

The Board of Directors recommends a vote FOR the Reverse Split.


	SELECTION OF INDEPENDENT AUDITORS

It is proposed that the stockholders approve the selection of Moore Stephens, P.C. as the independent public accountants for the Company for the year ending December 31, 1997. The Board of Directors has approved the selection of Moore Stephens, P.C. as the Company's independent public accountants. However, in the event approval of the proposal is not obtained, the selection of the independent auditors will be reconsidered by the Board of Directors.

Moore Stephens, P.C., previously named Mortenson and Associates, P.C., has been the independent certified public accountants for the Company and its predecessors since December 1992, and their report is included in the Annual Report. At no time since their engagement have they had any direct or indirect financial interest in or any connection with the Company or any of its subsidiaries other than as independent accountants.

Representatives of Moore Stephens, P.C. are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions. The Company does not have an audit committee, since the Board of Directors performs such functions.

Vote Required

The proposal to approve the selection of Moore Stephens, P.C., as the Company's independent accountants requires the approval of a majority of the shares of Common Stock present and voting, provided that a quorum is present.

The Board of Directors recommends a vote FOR the proposal.

	                  INCORPORATION BY REFERENCE

The Company incorporates the Annual Report by reference in this Proxy Statement. The Annual Report, which includes, among other information, a description of the Company's business, its audited financial statements for the years ended December 31, 1996 and 1995. A copy of the Annual Report is being mailed to stockholders of record on the Record Date concurrently with the mailing of this Proxy Statement. Additional copies will be provided by the Company without charge upon request.


OTHER MATTERS

Any proposal which a stockholder wishes to present at the 1998 Annual Meeting of Stockholders must be received by the Company at its executive offices at 1770 Motor Parkway, Hauppauge, New York 11788, not later than March 31, 1998.



Copies of the Company's Form 10-K for the year ended December 31, 1996, without exhibits, may be obtained without charge by writing to Mr. Glen Charles, Chief Financial Officer, Trans Global Services, Inc., 1770 Motor Parkway, Hauppauge, New York 11788. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents the Company's reasonable cost on furnishing such exhibits.

The Board of Directors does not know of any other matters to be brought before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

                                       Lewis S. Schiller,
                            											Chairman of the Board

May 30, 1997

PROXY

                           TRANS GLOBAL SERVICES, INC.

               1997 Annual Meeting of Stockholders -- June 16, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lewis S. Schiller and Joseph G. Sicinski or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the 1997 Annual Meeting of Stockholders of Trans Global Services, Inc. (the "Company"), to be held at 8:45 a.m., local time, on Monday, June 16, 1997, at the Gramercy Park Hotel, 21st Street at Lexington Avenue, New York, New York 10010, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the under-signed would possess if personally present.

(1)    To elect the following four (4) directors:

Lewis S. Schiller, Joseph G. Sicinski, E. Gerald Kay and Norman J. Hoskin

 [ ]	FOR all nominees listed above (except as marked to the contrary below).

 [ ]	Withhold authority to vote for all nominees listed above.

INSTRUCTION:  To withhold authority to vote for any individual nominee, print that nominee's name below.


(2)	To approve a one-for-six reverse split of the Company's common stock.

FOR [ ]		     AGAINST [ ]		ABSTAIN [ ]

(3) To approve the selection of Moore Stephens, P.C. as the independent certified public accountants of the Company for the year ending December 31, 1997:

FOR [ ]		     AGAINST [ ]		ABSTAIN [ ]

(4) In their discretion, upon the transaction of such other business as may properly come before the meeting;

all as set forth in the Proxy Statement, dated May 30, 1997.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
PROXY STATEMENT [Continued]

The shares represented by this proxy will be voted on Items 1, 2 and 3 as directed by the stockholder, but if no direction is indicated, will be voted FOR Items 1, 2 and 3.

If you plan to attend the meeting please indicate below:

I plan to attend the meeting [ ]

Dated:   	                    , 1997



--------------------------------------


--------------------------------------
(Signature(s))

Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please date, sign and mail this proxy in the enclosed envelope, which requires no postage if mailed in the United States.